Exhibit 99.1

The St. Joe Company Reports First Quarter 2019 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--May 1, 2019--The St. Joe Company (NYSE: JOE) (the “Company”) today announced net income for the first quarter of 2019 of $2.0 million, or $0.03 per share, compared with net income of $0.7 million, or $0.01 per share, for the first quarter of 2018. The following information compares the first quarter of 2019 to the first quarter of 2018.

Real Estate Revenue

Real estate revenue decreased to $4.6 million in 2019 as compared to $7.7 million in 2018. This decrease was primarily related to timing of homesite development completion and closings primarily in the Watersound Origins, SouthWood and Breakfast Point communities, partially offset by an increase in commercial real estate sales.

As of March 31, 2019, the Company had 773 residential homesites under contract, expected to result in revenue of approximately $74.5 million over the next several years. The Company expects 199 of these residential homesites under contract to close in 2019 resulting in approximately $11.6 million in revenue. As of March 31, 2018, the Company had 141 residential homesites under contract, expected to result in revenue of approximately $5.9 million ($4.6 million of which has been realized through March 31, 2019). The increase is due to increased builder contracts for residential homesites.

Hospitality Revenue

Hospitality revenue increased in 2019 as compared to 2018 by $0.3 million due to an increase in resorts, lodging and other management services, partially offset by a decrease in marina revenue. In January 2019, the Company opened the new WaterColor Store in the WaterColor Town Center. The Company’s marinas remain closed due to the damage sustained by Hurricane Michael. Planning of the redevelopment of the marinas is ongoing.

Leasing Revenue

Leasing revenue increased by approximately $0.1 million in 2019 as compared to 2018. As of March 31, 2019, the Company’s rentable space consisted of approximately 811,000 square feet, which was 93% leased as compared to approximately 813,000 square feet as of March 31, 2018, which was 89% leased. The Company repurposed 1,332 square feet of rentable space in WaterColor Town Center into a new Company operated store and 1,534 square feet at WaterSound Gatehouse for a new Company operated store, slated to open later this year.

As of March 31, 2019, the Company had under construction three commercial buildings totaling 73,785 square feet of rentable space, a 240-unit apartment community and a 124-room hotel. In addition, subsequent to the quarter, the Company initiated construction of two commercial projects totaling approximately 36,596 square feet of rentable space.

Timber Revenue

Timber revenue decreased to $0.5 million 2019 as compared to $1.7 million in 2018 due to the effects of Hurricane Michael.

Investment Income

Investment income in 2019 totaled $6.0 million as compared to $3.6 million in 2018. In 2019, the Company had approximately $2.0 million in unrealized investment gains on equity securities as compared to $0.5 million unrealized investment losses for the same quarter in 2018.

Other Operating and Corporate Expenses

Other operating and corporate expenses of $6.0 million remained essentially flat in 2019 as compared to 2018. The Company continues to manage operating costs to maintain an efficient structure.

Liquidity

The Company had cash, cash equivalents and investments of $238.8 million as of March 31, 2019, compared to $240.3 million as of December 31, 2018, a decrease of $1.5 million. The decrease was related to $7.1 million used for stock repurchases, offset by net receipts from the Company’s operations and other activities.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said: “Construction and development are expanding throughout our residential, commercial leasing and sales and hospitality segments. Our contracted residential homesites increased to 773 lots with anticipated gross revenue of over $74 million. We have over 110,000 square feet of new commercial projects under construction and we are growing our hospitality assets. The first apartment units are complete and are occupied. A new hotel is well underway.” Mr. Gonzalez added, “As outlined in our Annual Report, this year we expect thirty new projects or phases that will grow recurring revenue and further shareholder value.”

The following projects are under construction or development:

Commercial projects

  VentureCrossings Enterprise Centre Flex Space Building – 59,770 rentable square feet
  South Walton Commerce Park Flex Space Building –11,500 rentable square feet
  Starbucks at Beckrich Office Park –2,515 rentable square feet
  Beckrich Office Park Building #3 –33,250 rentable square feet
  Bank Building at North Glades/Breakfast Point –3,346 rentable square feet
  Pier Park Crossings Apartments Joint Venture (“JV”) – 240 units
  TownePlace Suites Hotel JV – 124 rooms

Residential projects

  Watersound Origins Residential (Phase IV) – 305 homesites
  Watersound Origins Residential (Phase V) – 466 homesites
  East Bay County (Titus Park) – 154 homesites
  WindMark Beach Residential – 94 homesites
  Breakfast Point – 67 homesites

Hospitality assets

  WaterSound Beach Club Expansion
  Panama City Beach Gulf-Front Vacation Rentals – two homes

Financial data schedules included in this press release provide greater detail on business performance, summarizing the consolidated results, summary balance sheets, debt schedule and other operating and corporate expenses for the first quarter of 2019 and 2018, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)
($ in millions except share and per share amounts)

	Quarter Ended March 31,
	2019	2018
Revenue
Real estate revenue	$4.6	$7.7
Hospitality revenue	7.4	7.1
Leasing revenue	3.5	3.4
Timber revenue	0.5	1.7
Total revenue	16.0	19.9
Expenses
Cost of real estate revenue	1.8	4.2
Cost of hospitality revenue	7.1	6.7
Cost of leasing revenue	1.1	1.1
Cost of timber revenue	0.1	0.2
Other operating and corporate expenses	6.0	5.9
Depreciation, depletion and amortization	2.1	2.3
Total expenses	18.2	20.4
Operating loss	(2.2)	(0.5)
Investment income, net	6.0	3.6
Interest expense	(2.9)	(3.0)
Other income, net	1.7	0.3
Income before income taxes	2.6	0.4
Income tax (expense) benefit	(0.6)	0.2
Net income	2.0	0.6
Net loss attributable to non-controlling interest	--	0.1
Net income attributable to the Company	$2.0	$0.7
Net income per share attributable to the Company	$0.03	$0.01
Weighted average shares outstanding	60,321,028	65,476,054

Summary Balance Sheet (Unaudited)
($ in millions)

	March 31, 2019	December 31, 2018
Assets
Investment in real estate, net	$364.7	$351.0
Cash and cash equivalents	190.8	195.2
Investments – debt securities	9.8	9.0
Investments – equity securities	38.2	36.1
Other assets	52.5	60.3
Property and equipment, net	12.8	12.0
Investments held by special purpose entities	207.0	207.4
Total assets	$875.8	$871.0

Liabilities and Equity
Debt, net	$77.8	$69.4
Other liabilities	46.4	47.4
Deferred tax liabilities, net	44.5	44.3
Senior Notes held by special purpose entity	176.8	176.8
Total liabilities	345.5	337.9
Total equity	530.3	533.1
Total liabilities and equity	$875.8	$871.0

Debt Schedule (Unaudited)
($ in millions)

	March 31, 2019	December 31, 2018
Pier Park North joint venture refinanced loan	$45.8	$46.0
Pier Park Crossings joint venture loan	20.6	14.3
Community Development District debt	7.7	6.3
Pier Park outparcel construction loan	1.6	1.6
WaterColor Crossings construction loan	1.4	1.2
Beach Homes loan	0.7	--
Total debt, net	$77.8	$69.4

Other Operating and Corporate Expenses (Unaudited)
($ in millions)

	Quarter Ended March 31,
	2019	2018
Employee costs	$1.8	$1.8
401(k) contribution	1.1	1.1
Property taxes and insurance	1.2	1.3
Professional fees	1.1	0.8
Marketing and owner association costs	0.2	0.4
Occupancy, repairs and maintenance	0.3	0.1
Other	0.3	0.4
Total other operating and corporate expense	$6.0	$5.9

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter 2019 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov.

Annual Meeting of Shareholders

The Company’s Annual Meeting of Shareholders will be held on May 20, 2019, at 9:00 a.m., Central Daylight Time, at the WaterColor Inn, 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding expected timing of the opening of the new Company operated store; expected revenues from sales of residential homesites; expectations on reopening of the Company’s marinas following Hurricane Michael; our continued cost discipline to maintain an efficient cost structure; timing of new projects in 2019; and our continued progress in our operations, including revenue growth expectations from new projects or phases. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (5) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (6) volatility in the consistency and pace of our residential real estate sales; (7) any downturns in real estate markets in Florida or across the nation; (8) any reduction in the supply of mortgage loans or tightening of credit markets; (9) our ability to fully recover under claims for losses related to Hurricane Michael; (10) our dependence on the real estate industry and the cyclical nature of our real estate operations; (11) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (12) changes in laws, regulations or the regulatory environment affecting the development of real estate; (13) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (14) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (15) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (16) ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (17) and the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations concentrated in Northwest Florida, which the Company predominantly use, or intend to use, for or in connection with various residential real estate developments, hospitality operations, commercial developments and leasing operations and forestry operations. More information about the Company can be found on its website at www.joe.com.

© 2019, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and “VentureCrossings®” and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

CONTACT:
St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com